Exhibit 99.1

DriveItAway Holdings, Inc.

OTC Marketplace: DWAY

FOR IMMEDIATE RELEASE

DriveItAway Holdings, Inc. Announces Voluntary Deregistration from SEC Reporting and
Transition to OTC Markets Alternative Reporting

Cherry Hill, NJ, August 18, 2026 — DriveItAway Holdings, Inc. (OTC Marketplace: DWAY) (the “Company”) today announced that it has filed a Form 15 with the U.S. Securities and Exchange Commission (the “SEC”) to voluntarily terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and to suspend its related reporting obligations. The Company is eligible to do so because its common stock is held of record by fewer than 300 persons.

Upon the filing of the Form 15, the Company’s obligation to file periodic and current reports with the SEC — including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K — was immediately suspended. The deregistration of the Company’s common stock under Section 12(g) is expected to become effective 90 days after the filing of the Form 15.

The Company’s Board of Directors determined that the substantial costs and demands of being a fully reporting company under the Exchange Act are not justified in light of the Company’s size and resources, and that the resources devoted to SEC compliance can be better used to support the Company’s operations for the benefit of its stockholders.

Following deregistration, the Company intends to continue to provide current financial and other information to investors through the OTC Markets Alternative Reporting Standard, so that the Company’s common stock may continue to be quoted on the OTC Markets current-information tier. The Company intends to make its financial information, including for current and prior periods, available through that platform.

“This step allows us to meaningfully reduce our overhead while continuing to keep our shareholders and the market informed through OTC Markets,” said John F. Possumato, Founder and Chief Executive Officer of DriveItAway Holdings, Inc. “Our focus is on building the business, and we intend to maintain transparent, current disclosure for our investors.”

About DriveItAway

DriveItAway Holdings, Inc. (OTC: DWAY) is the first national dealer-focused mobility platform enabling franchise dealers to sell more vehicles through seamless eCommerce with an exclusive lease-to-own, app-based subscription. DriveItAway provides a turnkey program—proprietary mobile technology and driver app, insurance coverages, training, and dealer enablement—to launch quickly and profitably in emerging online sales opportunities, expanding sales and market share.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks relating to the Company’s deregistration and transition to alternative reporting. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release.

Media Contact:

John F. Possumato

(856) 577-2763

john@driveitaway.com